Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:
Claire Simmons
Cree, Inc.
Corporate Marketing
919-407-7844
media@cree.com

Cree Appoints Darren Jackson to Board of Directors

DURHAM, N.C., May 5, 2016 – Cree, Inc. (Nasdaq: CREE) announces that Darren Jackson, most recently the Chief Executive Officer of Advance Auto Parts, Inc. (AAP), a position he held from January 2008 to January 2016, has been appointed to the Company’s Board of Directors, effective May 3, 2016.

“Darren is a great addition to our Board of Directors,” said Chuck Swoboda, Cree chairman and CEO. “He has a proven track record leading large companies through industry transitions and we welcome the opportunity to work with Darren as we pursue our mission to build the most valuable lighting technology company.”

Mr. Jackson originally joined AAP as a member of the AAP Board in July 2004.  Mr. Jackson also served as AAP President from January 2008 to January 2009 and from January 2012 to April 2013.  Prior to becoming AAP’s Chief Executive Officer, Mr. Jackson served in various executive positions with Best Buy Co., Inc., a specialty retailer of consumer electronics, office products, appliances and software, ultimately serving from July 2007 to December 2007 as Executive Vice President of Customer Operating Groups. Mr. Jackson joined Best Buy in 2000 and was appointed as its Executive Vice President-Finance and Chief Financial Officer in February of 2001. Prior to 2000, he served as Vice President and Chief Financial Officer of Nordstrom, Inc., Full-line Stores, a fashion specialty retailer, and held various senior positions, including Chief Financial Officer of Carson Pirie Scott & Company, a regional department store company. Mr. Jackson has also served as a director of Fastenal Company, which sells industrial and construction supplies, since July 2012.

Mr. Jackson has a Bachelor’s Degree in Accounting from Marquette University. He also serves on the Board of Trustees of Marquette.

About Cree
Cree is a market-leading innovator of lighting-class LEDs, lighting products and semiconductor products for power and radio frequency (RF) applications. Cree believes in better light experiences and is delivering new innovative LED technology that transforms the way people experience light through high-quality interior and exterior LED lighting solutions.

Cree’s product families include LED lighting systems and bulbs, blue and green LED chips, high-brightness LEDs, lighting-class power LEDs, power-switching devices and RF devices. Cree’s products are driving improvements in applications such as general illumination, electronic signs and signals, power supplies and inverters.

For additional product and company information, please refer to www.cree.com.

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